Brooklyn Queens Demand Management Program Agreement

Participant Eligibility- The Consolidated Edison Company of New York, Inc. ("Con Edison" or the "Company") electric account holder ("Customer") identified in this Brooklyn Queens Demand Management Program Agreement (as amended and in effect from time to time, this "Agreement") is an electric customer who pays the Monthly Adjustment Clause ("MAC") as part of its electric bill or whose basis of eligibility to participate in the Company's Brooklyn Queens Demand Management Program (the "BQDM Program" or the "Program") is specified in Addendum 2. Con Edison will determine Customer's BQDM Program eligibility at its discretion in connection with its Agreement review process. This Agreement may be completed by Customer or by an aggregator or other third party acting on Customer's behalf. (The party completing this Agreement is referred to herein as the "Applicant"). If Applicant is a third party that has not provided Customer information below, Con Edison will determine BQDM Program eligibility based upon the eligibility of the Customer(s) identified in Addendum 1.

Project Requirements

BQDM Program incentives will be provided only in respect of projects or portfolios of projects that adhere to all Program requirements, including the following, unless otherwise specified in Addendum 2 and, if applicable, the BQDM DR Auction Rules for the 2017 and 2018 Summer Capability Periods (the "BQDM DR Auction Rules"):

1. The project may not commence, and existing equipment to be replaced or made unnecessary by the project may not be removed or disconnected, until after the project is accepted by the Con Edison, baseline conditions are confirmed, and pre-installation inspections (if required) have been completed.
2. Agreements may be approved for (i) single Customer projects in which Customer's load and project load reduction are clearly identified in the project plan, or (ii) a portfolio of projects, the project plans for which identify an aggregate load reduction target and provide detailed analyses thereof to be evaluated and approved by Con Edison.
3. The project must be installed and operational prior to the applicable BQDM Program milestone date. The milestone date will be identified by Con Edison, agreed to by the parties prior to the project's commencement, depend upon the project scope and deployment time, and be specified in Addendum 2.
4. All other requirements set forth in this Agreement, including those contained in the terms and conditions section hereof, must be satisfied.
5. Participants in and awardees of the Company's BQDM Demand Response Auction(s) (referred to herein as "DR Providers") are subject to and bound by the BQDM DR Auction Rules, which Rules are incorporated by reference in this Agreement and form a part hereof as though fully set forth herein.

For questions regarding project for this Program, please contact Con Edison at dsm@coned.com or via the BQDM Program Website http://www.coned.com/energyefficiency/Neighborhood_program.asp

Customer and Facilities Information

(If not currently provided, must be submitted within 30 days after the date this Agreement is executed by the parties unless otherwise agreed at the time of the submission of this Agreement. See attached Addendum 1)

Account Name *(as shown on your Con Edison bill)*		Con Edison Account Number (15 Digits)		
Contact Name		Day Phone		
Service Address		Email		
Address 2		Fax		
City	State	Zip	Square Footage	Annual Hours of Operation
Year Built	Building Type (e.g., Office Hospital, etc.)		Multifamily # of Units	Number of Floors

☐ **Multiple Facilities - Check this box for project portfolios consisting of more than one building. Download the Multiple Facilities Template (the "Template") from the Program website, complete the Template and submit the completed Template with this Agreement.**

Applicant Information (Please note: An Applicant may be a Customer or a third-party authorized to apply for the Program on behalf of Customer. If Applicant is an authorized third-party, your information is required below.)

Applicant/Company Name Power Efficiency Corporatic			Contact Name Scott Caputo
Address 1 2200 Northern Blvd			Day Phone 877-309-3357 ext 702
Address 2 Suite 102			Fax
City Greenvale	State NY	Zip 11548	Email scott.caputo@peffcorp.com
Federal Tax ID 22-3337365			

Check appropriate box:

- ☐ Individual/Sole Proprietor
- ☐ Limited Liability Company
- ☒ Corporation
- ☐ Other
- ☐ Exempt Payee (Provide Tax Documentation)
- ☐ Partnership

Payee Mailing Address Information

☒ The incentive payment should be sent to :

Mark Goldberg CFO

Mailing Address 2200 Northern Blvd	City Greenvale	State NY	Zip 11548

(Company Use Only) -- Source of Payment Authorization: Scott Caputo

Proposed Project Information

What systems are associated with the proposed project/portfolio?

- ☐ Thermal Storage
- ☐ BMS/Controls
- ☐ Process Efficiency
- ☐ Fuel Cell
- ☐ Battery Storage
- ☐ HVAC/Chiller
- ☐ Non-electric Cooling
- ☐ Other *(please specify)*
- ☐ Demand Response (DR) Enablement
- ☐ Lighting
- ☐ IT/Data Centers

Proposed Project Summary: (Note: Project Details are to be provided in the Scope of Work document for the project.)

Demand Reduction (kW)(See Terms and Conditions for definition)	Total Project Cost ($)	Con Edison Contribution Requested ($)

Estimated Start/Completion Date

Start Date: 5/2017	Completion Date: 9/2018

Terms and Conditions

ELIGIBILITY: Unless otherwise approved by the Company, incentives are available only for permanent and temporary demand reduction measures installed at existing facilities of Customers in good standing that pay the MAC as part of the facility's electric bill.

QUALIFICATION FOR INCENTIVES FROM MULTIPLE PROGRAMS: If a BQDM Program project also qualifies for incentives under the Energy Efficiency Portfolio Standard ("EEPS"), Demand Management Program (DMP), a New York Independent System Operator (NYISO) program or other programs operated by Con Edison or other agencies, the BQDM Program will allow Customer/Applicant to receive funds from all sources provided that the Customer/Applicant meets the Program's performance criteria and does not, if applicable, receive greater funds than the Customer/Applicant actually expended for the project. Customer and Applicant are responsible for its adherence to the foregoing.

QUALIFYING PROJECTS: Projects eligible for Program incentives include distributed generation, demand response resources, the installation of electric energy efficiency, and demand management measures identified as eligible and approved by the Company. To qualify, projects must achieve demand reductions (measured in kW) in order to reduce the BQDM networks' demand at critical times in relation to the networks' coincident peak demand. Each project's demand reductions must be operational as agreed upon and specified in Addendum 2 (or, if applicable, the BQDM DR Auction Rules).

The BQDM networks are the three Con Edison electric networks (known by Con Edison as Ridgewood, Crown Heights and Richmond Hill) served by the two substations identified as having a forecasted capacity constraint (identified by Con Edison as Brownsville #1 and #2).

The BQDM networks' coincident peak demand typically, although not always, occurs on hot summer days and typically, although not always, near or during the 9-10 pm hour. The BQDM Program will run through the end of December 2018. It is anticipated that demand response will be necessary for the BQDM Program through summer 2018. Demand response resources must be in operation for approximately four (4) to 60 hours each summer in order to maintain the BQDM networks' coincident peak demand below an acceptable level.

In the event that no required duration is specified, the required duration of demand reduction shall be the twelve (12) hour period centered around the BQDM networks' coincident peak demand (*i.e.*, from noon to midnight). Projects' installed measures must remain operationally available until the date specified in the project plan or Addendum 2 and, if applicable, the BQDM DR Auction Rules. If not so specified, the operational availability of a project's installed measures shall extend to December 31, 2018. Planned maintenance or down times are required to be scheduled for times that occur outside the BQDM networks' coincident peak demand periods and the project's required demand reduction operating hours.

"Demand Reduction" is measured in kW and defined as load reduction achieved by Customers through individual energy efficiency and/or demand reduction measures installed or implemented in connection with the project. Many of the measures approved for use in this Program achieve demand reductions, permanent or temporary, on an ongoing basis and/or for hours beyond the demand reduction periods required by this Agreement. Such additional demand reduction benefits customers and the electric distribution system generally. Nevertheless, the primary purpose of this Agreement is to achieve the required Demand Reduction centered around the BQDM networks' coincident peak demand periods. As a consequence, projects must achieve the required Demand Reduction during the applicable time periods. Impact analyses for individual measures or projects will be calculated based upon the expected load relief provided during the hours specified in Addendum 2 or, if applicable, the BQDM DR Auction Rules. Such impact analysis will give consideration to (i) load curves relevant to, and which indicate typical electric usage patterns for, the Customer's facility type, (ii) measures involved in the project, and (iii) approved metering and baseline calculations. Energy efficiency project baseline conditions must be verified by the Company prior to a project's implementation or at the time of the project's commissioning for permanent demand reduction. Required measurement and verification for demand reductions will be specified in the project's M&V plan or any applicable program rules. The Company will work with Applicant (and Customer, if different) to determine and deploy the appropriate required verification process. Qualifying projects for permanent demand reductions may not include any electric energy efficiency and demand management measures, equipment or services installed prior to the date of any required pre-installation inspection and/or metering nor may any existing equipment be removed prior to such date. Incentives for energy efficiency measures are only available for the installation of new or refurbished equipment. Operations and maintenance measures are not eligible for incentives.

INCENTIVE AMOUNTS: Except for those incentives that are set forth in the BQDM DR Auction Rules (which are payable as set forth therein), the basis for determining the amount of incentives for which qualifying projects are eligible will be mutually agreed upon by the Company and Applicant, giving consideration to the established load reduction goals of the project. The Company's determination of the applicable incentive amount shall be final.

AGREEMENT AND REQUIRED DOCUMENTATION: Eligible Customers seeking to participate in the Program

must submit a completed, signed Agreement, together with all relevant documents for the project, including the posting of security as set forth herein and in the BQDM DR Auction Rules.

AGREEEMENT PACKAGE REVIEW AND INSPECTION: The Company will review all Agreements and accompanying information for eligibility, completeness, and accuracy. The Company may conduct an on-site inspection or pre-installation metering of the applicable facility's existing equipment and systems. If a proposed project does not meet Program criteria, the Company will so notify Applicant and the Agreement will be rejected. Any necessary, pre-installation inspection and measurement and verification must be completed to validate baseline conditions before Applicant installs qualifying equipment in order to qualify for incentives. Any failure by Customer/Applicant to allow Con Edison or its authorized representative timely access for such purpose will result in Program ineligibility and non-payment of incentives. The Company reserves the right to reject any estimate of energy savings, peak demand reduction, or project cost submitted by Applicant. Applicant acknowledges that the estimated incentive amount included in any incentive offer is an estimate only; the actual incentive amount payable upon project completion will depend upon the verified kW of savings actually achieved. Further, the Company shall be entitled to seek a full or partial refund of incentives paid (1) if, at any time prior to December 31, 2018 it learns that the project was not actually or properly installed, or no longer meets the energy demand reductions as stated in this Agreement (subject to normal degradation), or (2) upon the occurrence of any other event or circumstance constituting a breach of this Agreement by Applicant (or Customer, if different). See "Underperfomance" below.

INSTALLATION TIME LIMITS:
All projects must be installed and operational before the milestone dates specified in the Projects Requirement section of this Agreement. Failure to meet approved deadlines will result in the forfeiture of further payments pursuant to the milestone payment schedule agreed upon in the project plan prior to project commencement or the payment by Applicant (or Customer, if different) to Con Edison of certain liquidated damages. See "Underperformance" below.

LOAD REDUCTION GUARANTY:
Applicant guarantees that the load reduction measures provided for in this Agreement, when installed, will: (1) achieve at least the number of kW's of required demand reduction contracted for, (2) be located at the physical address specified in the project plan or, if not so specified, at the physical address identified in this Agreement as Customer's facility, (3) achieve the required demand reductions during the agreed upon operating hours near and around the BQDM-coincident peak hours (*i.e.*, between noon and midnight), and (4) be operationally available through the date specified in Addendum 2 and any applicable program rules, or, if not specified, December 31, 2018 (the foregoing clauses (1) through (4) being collectively referred to herein as the "Load Reduction Guaranty"). Applicant's participation in the Program and receipt of incentive payments is conditioned upon the truth and accuracy of its Load Reduction Guaranty and the performance of its obligations hereunder.

REPORTING (IF APPLICABLE, PER ADDENDUM 2). If applicable, Applicant will submit regular and consistent progress reports to Con Edison as specified in Addendum 2. Project progress reports, if required, shall: (1) detail activities in progress, and identify sold and installed projects, as applicable, (2) specify forecasted load reductions, program costs, customer counts, peak hour load reduction impacts achieved, and progress towards goals, and (3) provide other information at such times and in such format as mutually agreed upon, in writing, by Con Edison and Applicant (or its contractor) prior to the project's commencement.

MEASUREMENT AND VERIFICATION: M&V protocols for each project will be established and agreed upon in an M&V plan or as provided in applicable program rules. M&V must be completed by the Company or an independent third party that has no current or prior relationship with Applicant (or, if different, Customer). For permanent demand reduction, at minimum, an M&V plan, pre-M&V report (documenting baseline conditions), and post-M&V report (reflecting the load reductions achieved following measure implementation) will be included with the Agreement package, for review and approval by Con Edison.

INCENTIVE PAYMENTS ARE DEPENDENT UPON MEASUREMENT AND VERIFICATION: The incentive amount is based upon the project's actual demand savings as documented by each project's agreed upon M&V activities. Accordingly, the amount of the incentive payment may be lower than the amount of incentive contribution requested in this Agreement (which is based upon project estimates). Performance data from the project will be reviewed and verified as established in the M&V plan for the project before the final incentive payment is determined. Payment amounts will be adjusted based upon the actual energy savings and demand reductions verified by the Company. The Company reserves the right to make a reasonable number of pre- and post-installation visits to Customer's facility, upon reasonable advance notice and at mutually agreeable times. Incentive checks will be issued for each milestone achieved after verification of the performance of all installations specified in the milestone and receipt of all proper invoices related thereto.

PAYMENT: The BQDM Program is a "pay for performance" program. Con Edison will pay, at the agreed upon payment terms, only for load reductions that are verified.

UNDERPERFORMANCE; BREACH OF LOAD REDUCTION GUARANTY:
Applicant acknowledges that Con Edison's agreement to pay Applicant (or Customer, if different) the incentive amounts is contingent upon the truth and accuracy of Applicant's Load Reduction Guaranty, its other representations and warranties herein, and the performance by Applicant (and Customer, if different) of its obligations hereunder. Accordingly, if Applicant/Customer shall fail to achieve at least ninety percent (90%) of the kW of required demand reduction contracted for during the project's agreed upon operational or contracted hours surrounding the BQDM-coincident peak hours (*i.e.*, between noon and midnight) ("Energy Savings Underperformance" or a "Load Reduction Guaranty Breach"), then Applicant shall be obligated (without limiting Con Edison's other rights and remedies under this Agreement, at law or in equity), immediately upon the occurrence of such Load Reduction Guaranty Breach and demand therefore by Con Edison, to render payment to Con Edison by check or wire transfer of immediately available funds, as liquidated damages and not as a penalty, of the amount specified below for each day (or portion thereof) that a BQDM event is called between the applicable BQDM milestone date and the operational availability end date specified for the project (or December 31, 2018, if no operational availability end date is specified) that the Load Reduction Guaranty Breach continues. The parties acknowledge and agree that the amount of damages that Con Edison would suffer as a result of the occurrence and continuation of a Load Reduction Guaranty Beach would be substantial and difficult to calculate with certainty and that the amount specified below (as adjusted as provided below) reasonably approximates the damages that Con Edison would actually suffer. In addition, in the event of Applicant's breach, Con Edison shall be entitled to terminate this Agreement in whole or in part, effective upon notice, and shall be relieved of any responsibility to pay further incentive amounts (Applicant hereby releasing and forever discharging the Company from any and all losses, liabilities, claims, costs and expenses resulting from Applicant's failure to receive such incentive payments in accordance with the foregoing).
Liquidated damages shall be payable by breaching Applicants/Customers at the rate of $10 per day per kilowatt of Energy Savings Underperformance, subject to a maximum limitation per Applicant/Customer equal to (x) $150 per kilowatt of Energy Savings Underperformance per year or (y) thirty percent (30%) of the total incentive to be paid to the Applicant/Customer, whichever is less (the "Liquidated Damage Amount"). Con Edison shall provide written notice to each breaching Applicant/Customer, notifying it of its breach of the Load Reduction Guaranty and the Liquidated Damage Amount payable by it. In the event that any funds are due to a breaching Applicant/Customer at the time of such demand, Con Edison will have the right, but not the obligation, to offset amounts that would otherwise be due and payable to Applicant/Customer against such Liquidated Damage Amount due from Applicant/Customer. If Con Edison elects to apply such set off, then the written breach notice/demand for payment issued by Con Edison will so specify such application and the remaining amounts, if any, owing. The Applicant/Customer will have five (5) business days following receipt of such notice within which to render payment of the Liquidated Damage Amount (or net payment demanded), after which time Con Edison shall have the right to draw upon the Letter of Credit (or, if a Guarantee is provided, proceed against the Guarantee) to collect the same. In the event that any Letter of Credit has been drawn against with respect to the 2017 summer capability period and the Applicant/Customer has contracted to participate in the 2018 summer capability period, the original amount of the Letter of Credit shall be restored within thirty (30) days. If the Applicant/Customer fails to furnish the required security in the required amount within such period, then such failure shall constitute a default under this Agreement and shall permit Con Edison, upon two (2) Business Days' notice to the Applicant/Customer, to draw any and all amounts remaining under the Letter of Credit, terminate Applicant/Customer from further participation in the BQDM Program and/or bar Applicant/Customer from future participation in Con Edison programs and auctions, without limiting Con Edison's other rights and remedies at law or in equity.
Any changes or exceptions to these underperformance provisions are set forth in Addendum 2. No changes or exceptions from these provisions shall be valid unless they are documented in an Addendum 2, fully executed by both parties.

UNDERPERFORMANCE - DR PROVIDERS: Load reduction requirements applicable to DR Providers, and the consequences for failure to achieve them, are set forth in the BQDM DR Auction Rules, which are incorporated herein by reference and form a part hereof. DR Providers are expected to maintain an Annual Performance Factor (as defined in the BQDM DR Auction Rules) of at least 85%; delivery of load relief reflecting an Annual Performance Factor below 85% will result in the application or payment, respectively, of a Capacity Non-Availability Offset or Payment, as defined in the BQDM DR Auction Rules. In addition, declarations of Deficient Quantity by the DR Provider or by Con Edison (as described in the BQDM DR Auction Rules) will give rise to the obligation to pay Early Exit Fees (also as described therein). For DR Providers only, the terms of the BQDM DR Auction Rules supersede and replace the provisions relating to the Load Reduction Guaranty and Liquidated Damage Amount set forth above.

SECURITY AGAINST UNDERPERFORMANCE
Applicants/Customers (other than DR Providers) will be required to furnish security to Con Edison that demonstrates, among other things, Applicant's/Customer's financial capability to pay liquidated damages in the event the Applicant/Customer fails to satisfy its Load Reduction Guaranty during the period required by this Agreement.

The security provided shall be in an amount equal to (i) 30% of the total incentive to be paid to the Applicant/Customer and (ii) $150 per kW of demand reduction contracted for, whichever is less.

Unless a Guarantee is permitted to be and is provided hereunder (meeting the requirements set forth herein), such security shall be in the form of an irrevocable standby letter of credit, in substantially the form set forth as **Exhibit A** hereto or otherwise in form and substance acceptable to Con Edison (the "Letter of Credit"), from an issuing U.S. commercial bank or U.S. branch of a foreign bank ("Issuer") that, in either case, (i) has counters for presentment and payment located in the City of New York or accepts requests to draw via fax, and (ii) has a rating assigned to its senior unsecured long term debt obligations not supported by third party credit enhancement or a rating assigned to it as an issuer rating (a "Credit Rating") of at least (x) "A-" by Standard & Poor's Rating Services ("S&P") and "A3" by Moody's Investors Service, Inc. ("Moody's"), if rated by both S&P and Moody's or (y) "A-" by S&P or "A3" by Moody's, if rated by either S&P or Moody's, but not both ("Minimum Credit Rating"). The Letter of Credit shall permit drawings upon a statement from Con Edison certifying that the amount of the drawing is owed to Con Edison pursuant to this Agreement, shall require the Issuer to honor requests to draw within two (2) Business Days, and shall have an expiration date no earlier than sixty (60) days after the date Applicant/Customer satisfies all of its obligations under this Agreement (the "Required LC Expiration Date"). Should the Letter of Credit have an expiration date prior to the Required LC Expiration Date, and Applicant/Customer shall fail to cause a substitute Letter of Credit to be furnished to Con Edison at least thirty (30) days prior to the expiration date of the initial Letter of Credit, such failure shall constitute a default under this Agreement and shall permit Con Edison to draw thereupon. Similarly, if the Issuer should fail to maintain the Minimum Credit Rating at any time during which the Letter of Credit is required to be posted (*i.e.*, a "Downgrade Event") and Applicant/Customer fails to cause a substitute Letter of Credit to be furnished to Con Edison within two (2) Business Days (or, if the Issuer still has a Creditworthy Rating despite suffering a Downgrade Event, within three (3) Business Days) after Con Edison has provided written notice to Applicant/Customer demanding such substitute Letter of Credit, such failure shall constitute a default under this Agreement and shall permit Con Edison to draw thereupon. For purposes hereof, "Creditworthy Rating" means a Credit Rating of at least (i) "BBB- (not on Credit Watch)" by S&P and "Baa3 (not on Credit Watch)" by Moody's, if such entity is rated by both S&P and Moody's or (ii) "BBB- (not on Credit Watch)" by S&P and "Baa3 (not on Credit Watch)" by Moody's, if such entity is rated by either S&P or Moody's, but not both. "Credit Watch" means a negative ratings outlook by S&P or Moody's, sometimes referred to as "Negative Watch", "Credit Watch", "Negative, for Potential Downgrade" or "Negative Outlook".

If Applicant's or Customer's parent entity (or any subcontractor, ESCO, or other third party on whom Applicant/Customer is relying to manage and complete the project on Applicant's/Customer's behalf and who derives a direct or indirect benefit from this Agreement, or any such party's parent entity) is Creditworthy (as defined above), then Applicant/Customer may elect, in lieu of posting the Letter of Credit, to cause such Creditworthy entity to furnish to Con Edison for Con Edison's benefit and on Applicant/Customer's behalf, a Guarantee in substantially the form of **Exhibit B** hereto (or otherwise in form and substance acceptable to Con Edison), duly executed by such entity (the "Guarantor"); provided, however, that if the Guarantor's Credit Rating shall fall below BB+ (not on Credit Watch) by S&P or Ba1 (not on Credit Watch) by Moody's, and Applicant/Customer shall fail to cause a substitute Guarantee or Letter of Credit meeting the requirements set forth herein to be furnished to Con Edison within two (2) Business Days after Con Edison has provided written notice to Applicant/Customer demanding such substitute Guarantee or Letter of Credit, such failure shall constitute a default under this Agreement and shall permit Con Edison to make demand upon the Guarantee in an amount equal to (i) 30% of the total incentive to be paid to the Applicant/Customer and (ii) $150 per kW of the demand reduction contracted for, whichever is less, and shall permit Con Edison to terminate Applicant's/Customer's further participation in the BQDM Program and bar future participation in Con Edison programs and auctions, without limiting Con Edison's other rights and remedies at law or in equity. Applicant/Customer shall promptly notify Con Edison in writing if Guarantor's Credit Rating falls below the ratings specified above.

The parties recognize that the nature of each project and the circumstances of each Applicant/Customer will vary. Any further provisions concerning the security to be posted by Applicant/Customer hereunder are set forth in Addendum 2, as mutually executed by the parties.

SECURITY AGAINST UNDERPERFORMANCE – DR PROVIDERS:

DR Providers are also required to furnish security to Con Edison to secure its performance under this Agreement (including, without limitation, its obligation to pay Early Exit Fees and Capacity Non-Availability Payments, as defined and described in the BQDM DR Auction Rules). Such security shall be in the form of the Letter of Credit, substantially in the form attached hereto as **Exhibit A** or otherwise in form and substance acceptable to Con Edison. The amounts and dates by which such security shall be posted are set forth in the BQDM DR Auction Rules. For DR Providers only, the terms and conditions of the BQDM DR Auction Rules, incorporated by reference herein (including, without limitation, the credit support criteria set forth therein) supersede and replace the security provisions described under "Security Against Underperformance" set forth above.

USE OF SECURITY

Con Edison may draw upon the security and/or exercise any and all rights in respect of such security as provided in this Agreement (including the BQDM DR Auction Rules incorporated herein by reference, as applicable) and in the security instrument.

TAX LIABILITY AND CREDITS: The Company is not responsible for any taxes that may be imposed on Customer (or Applicant, if different) as a result of projects installed or incentives received under this Program. Applicants may wish to consult a tax advisor regarding any tax consequences of this offer. Each Applicant (and Customer, if different) must provide to Con Edison its valid Federal Tax Identification Number and a W-9 form. The party receiving the incentive payment will be issued an appropriate Federal Tax Form concerning the incentive payment.

REMOVAL OF EQUIPMENT: As a condition of participation in the Program, Applicant agrees that any and all project-related removal and disposal of equipment or materials will be conducted at its sole cost and expense and in accordance with all applicable laws, rules, and regulations.

DISPUTES: The Company will have sole discretion to determine the final resolution of any and all issues pertaining to the Program, including, but not limited to, project eligibility, energy savings and peak demand reduction achieved, and incentive amounts payable.

PROGRAM CHANGES: The Company reserves the right to modify or terminate this Program at any time, with or without notice, and without any liability to Applicant or Customer except as expressly stated herein. The Company will honor all written commitments made prior to the date of any such modification or termination, provided that the project is fully completed by the time required hereby or thereby and all other requirements specified herein or therein are satisfied.

PROGRAM EXPIRATION: Enrollment for this Program will end on May 31, 2018, when funds are depleted, or when the Program is terminated, whichever occurs first.

INSTALLATION REQUIREMENTS: Applicant and Customer (if different) assume sole responsibility for all installation work. Applicant and Customer acknowledge that all work must comply fully with all applicable laws, rules, and regulations.

DISCLAIMER: Applicant and Customer each acknowledge and agree that their submission of this Agreement and, if applicable, participation in the Program, are completely voluntary. Applicant and Customer further acknowledge and agree that neither the Company nor its affiliated entities nor their respective trustees, directors, officers, shareholders, employees, contractors, agents or representatives shall be liable to Customer or Applicant or to any other person or entity for any claim, charge, complaint, cause of action, damage, loss, agreement or liability of any kind or nature whatsoever, whether known or unknown and whether at law or in equity, arising out of, related to or in connection with (a) any project undertaken or attempted to be undertaken by Customer, including, without limitation, the removal of, installation of, or use of any equipment, load reduction or demand response measures in connection with the Program, (b) the review, rejection or approval of this Agreement, any worksheets, attachments or addendums by the Company or its contractors or representatives, or (c) the determination of the total incentive amounts due to Customer or Applicant.

NO REPRESENTATIONS OR WARRANTIES: NEITHER THE COMPANY NOR ITS CONTRACTORS, REPRESENTATIVES OR AGENTS MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER ARISING BY IMPLICATION OR BY OPERATION OF LAW) WITH RESPECT TO THE PROGRAM, ANY PROJECT, THE ADEQUACY OF ANY PROJECT DESIGN OR PLAN OR ENERGY EFFICIENCY OR DEMAND MANAGEMENT MEASURE OR ANY EQUIPMENT, CONSTRUCTION OR INSTALLATION OF EQUIPMENT OR THE AMOUNT OF INCENTIVES TO BE PAID WITH RESPECT TO A PROJECT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER. THIS PROVISION SHALL SURVIVE THE EXPIRATION, TERMINATION OR CANCELLATION OF THIS AGREEMENT AND THE PROGRAM AND ANY PARTICIPATION THEREIN BY APPLICANT (AND CUSTOMER, IF DIFFERENT).

LIABILITY LIMITATION: IN NO EVENT IS THE COMPANY OR ANY OF ITS CONTRACTORS, REPRESENTATIVES OR AGENTS RESPONSIBLE TO APPLICANT OR CUSTOMER FOR ANY DIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, REGARDLESS OF WHETHER THOSE DAMAGES WERE FORESEEABLE.

RELEASE; INDEMNIFICATION: To the fullest extent permitted by law, Customer and Applicant each, on behalf of themselves and any other person or entity claiming by and through either of them, hereby irrevocably and unconditionally releases and forever discharges, and agrees to defend, indemnify, and hold harmless the Company, its affiliated entities, and their respective contractors, past, present and future officers, directors,

trustees, shareholders, employees, agents, representatives, successors and assigns (collectively, the "Indemnified Parties"), from and against, any and all claims, charges, complaints, causes of action, damages, losses, costs, interest, and liabilities of any kind or nature, whatsoever including reasonable attorney's fees, court costs, costs of experts and costs of investigation, whether known or unknown and whether at law or in equity arising from, related to or in any way connected with the (a) Applicant's or Customer's participation in the Program, including, without limitation, the removal of any equipment or the design, installation or performance of any energy efficiency or demand management measure or equipment, or (b) Customer's or Applicant's Agreement to participate in the Program (whether accepted or rejected). Accordingly, the Company recommends that all Applicants (and Customers, if different) consider engaging qualified engineers or other qualified consultants to evaluate the risks and benefits of participation in the Program and the implementation, operation or use of any project or measure on energy consumption, cost savings, or the operation of Customers' facilities. Applicant (and Customer, if different) understands that this Agreement may not be approved if the Company determines that the proposed project does not meet the requirements of the Program. Applicant (and Customer, if different) understands that final payment of any incentive amounts is contingent on satisfaction of all terms and conditions of the Program.

GOVERNING LAW - JURISDICTION AND VENUE: The validity, construction and performance of these terms and conditions shall be governed by and construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of law provisions. Customer and Applicant irrevocably submit and agree to the jurisdiction of the state and federal courts of the State of New York situated in New York County in any action, suit or proceeding related to, or arising out of this Agreement and, to the extent permitted by applicable law, Customer and Applicant each waives and agrees not to assert as a defense in any such action, suit or proceeding any claim (a) that Customer or Applicant are not personally subject to the jurisdiction of such courts of the State of New York, (b) that the venue of the action, suit or proceeding is improper, (c) that the action, suit or proceeding is brought in an inconvenient forum; or (d) that the subject matter of these terms and conditions may not be enforced in or by such courts of the State of New York. Without prejudice to any other mode of service or process, Applicant and Customer each consents to service of process relating to any such proceedings by personal or prepaid mailing in registered or certified form of a copy of the process to Customer and/or Applicant at its address set forth in this Agreement.

SEPARATE COUNSEL: THIS AGREEMENT IS A LEGAL DOCUMENT. Before submitting this Agreement and participating in the Program, Applicant (and Customer, if different) is encouraged to retain legal counsel to review the terms and conditions of this Agreement and to advise it regarding its rights and obligations hereunder and under the Program.

SEVERABILITY: If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions are in no way affected or impaired. The remaining provisions remain in full force and effect and the invalid, illegal or unenforceable provision will be deemed stricken from the agreement. If necessary to effectuate the intent of the agreement, the parties will cooperate to reach a mutually acceptable provision which is valid, legal, and enforceable to replace the stricken provision.

NOTICES: For coordination purposes, any notice or other communication, including a change of address or of the person to be notified (but not including invoices or routine correspondence relating to performance of the Services) given under this Agreement to any party must be in writing and must be sent by hand or overnight mail service, or registered or certified United States mail, return receipt requested, to the attention of the parties at the respective addresses set forth below:

to the Company: Consolidated Edison Company of New York, Inc.
4 Irving Place, 10th Floor NW
New York, NY 10003
Attn: Director of Energy Efficiency and Demand Management

with a copy to: Consolidated Edison Company of New York, Inc.
4 Irving Place, Room 1800
New York, NY 10003
Attn: Deputy General Counsel

to the Applicant/Customer

Attn:

with a copy to:

Attn:

HEADINGS: The descriptive headings used in this Agreement are for purposes of convenience only and do not constitute a part of this Agreement.

MODIFICATION; AMENDMENT OR SUPPLEMENT: This Agreement, together with all documents and other materials delivered pursuant hereto, constitutes the entire agreement between the parties with respect to the subject

matter hereof and supersedes all prior agreements or understandings, written or oral, with respect to such subject matter. Any modification, amendment or supplement to this Agreement shall not be valid or enforceable against either party unless it is in writing and signed on behalf of both parties by their respective duly authorized representatives.

COUNTERPARTS: This Agreement may be executed in two (2) or more counterparts, each of which, taken together, shall be deemed to be an original, but all of which shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

Agreement Requirements (Please Check Both)

☐ Yes, I have provided a detailed Scope of Work document (SOW) and baseline requirements.

☒ Yes, I have signed the Program Agreement.

To ensure that your Agreement package is processed in a timely manner, please make sure that you submit all of the documentation below:

1. Completed Program Agreement
2. Engineering analysis including all relevant information stated on the information sheet titled *BQDM RFI Functional Requirements Questionnaire*
3. Scope of Work, including all relevant information stated on the information sheet titled *BQDM RFI Functional Requirements Questionnaire*
   - Cut Sheets for all equipment, including technical data and testing laboratory information
   - Project Timeline (see Estimated Start/Completion Dates on Page 2)
   - W-9 Form
   - Proposed Cost Estimates
   - Completed Multiple Facilities Template (if applicable)

Agreement and Signature (Required for all Agreements)

I certify that all statements made in this Agreement and required documents provided are true and correct to the best of my knowledge. I agree to the terms and conditions of the Program set forth in this Agreement. ***A signature is required from the Account Holder or Applicant, if different. (An Applicant may be a Customer or a third-party authorized to apply for the Program on behalf of the Customer or Customers identified on Page 1 of, or in Addendum 1 to, this Agreement.)***

Account Holder Name *(please print)*	Account Holder Signature	Date
Applicant Name *(please print)* Scott Caputo	**Applicant Signature**	**Date** 8/10/16

Brooklyn Queens Demand Management Program Agreement

Addendum 2: Proposed Modifications to the BQDM Standard Terms, Additional Project Plan Details, Additional Scope of Work Details, and Additional Specifications: (Please reference the section of the Program Agreement, Project Plan, Scope of Work or other document appended to the Program Agreement when providing information in this Addendum. If there are no changes to the Program Agreement and no additional details or specifications included in this Addendum, check the box below and sign the Addendum where indicated.)

☑ No changes have been made to the BQDM Program Agreement and no Addendums or other documents have been appended to it.

Account Holder Name *(please print)*	**Account Holder Signature**	**Date**
Applicant Name *(please print)* Scott Caputo	**Applicant Signature**	**Date** 8/10/16
Accepted by Con Edison Representative *(please print Name and Title)*	**Con Edison Signature**	**Date**

Return Form to: dsm@coned.com

BQDM DR Auction Rules for the 2017 and 2018 Summer Capability Periods

Contents

Definitions

"Aggregator" means a party, other than Con Edison, that (i) represents and aggregates the load of Customers that have a collective Load Relief potential of 50 kW or greater under the BQDM DRP and (ii) is responsible for the actions of the Customers it represents to effectuate Load Relief during the Load Relief Period (including, if applicable, the rendering of Capacity Non-Availability payments to the Company.

"Attachment Quantity" means the quantity of Load Relief (measured in kW) that a DR Provider was not awarded in an auction but is contracting to provide pursuant to the BQDM DRP as described in these Rules.

"Annual Performance Factor" means the average Load Relief actually achieved by a Participating Customer in a Capability Period compared to its Portfolio Quantity for such Capability Period.

"Auction" means the BQDM Demand Response Auctions to be conducted by the Company on July 27-28, 2016 and any other similar auctions the Company may elect to conduct pursuant to the BQDM DRP.

"Auction Clearing Price" means the incentive rate (*i.e.*, price per kW) established in the BQDM DR Auction for each DR Product.

"BQDM DR Baseline" means the customer baseline load, as calculated under the Company's Customer Baseline Load ("CBL") methodology, using the weather-sensitive adjustment option (the "weather adjusted CBL"), the average-day CBL, or an Aggregator proposed and Company approved methodology. The Company may approve an Aggregator proposed methodology at its sole discretion, generally using the criteria contained in these Rules. The CBL methodology is described in the Company's baseline operating procedure, which is published on the Company's website.[1]

"BQDM Demand Response Program" or "BQDM DRP" means the Company program through which DR Providers who qualify and clear the Auction are compensated to provide Load Relief in the BQDM Networks.

"BQDM DR Baseline Verification Methodology" means the methodology used by the Company to verify the actual Load Relief provided (measured in kW and kWh) during each hour of each designated Load Relief Period and Test Event. Actual load levels are compared to the CBLs to verify whether the DR Provider provided the kW of contracted Load Relief; provided, however, that the Company may estimate data in accordance with its operating procedure if data is not available for some or all intervals required. When the weather-adjusted CBL methodology is used and the calculated weather adjustment falls outside of Company defined ranges (i.e., the Company deems the weather to be atypical on the day of a Load Relief Period or Test Event when compared to the baseline period), the Company may review and revise a Participant's baseline based on the Participating Customer's historical load data. When the

[1] http://www.coned.com/energyefficiency/PDF/customer_baseline_load_procedure.pdf

weather-adjusted CBL methodology is used, the Company, at its own discretion, may select alternate hours for the adjustment period to calculate the weather adjustment factor in order to accurately reflect the Customer's typical usage.

"BQDM DR Events" means Planned Events and Unplanned Events.

"BQDM Networks" means the three Con Edison electric networks known by the Company as Ridgewood, Crown Heights and Richmond Hill served by two substations (referred to by the Company as Brownsville #1 and #2) that have a forecasted capacity constraint.

"Capability Period" means the period from May 1, 2017 through September 30, 2017 (the "2017 Capability Period") or from May 1, 2018 through September 30, 2018 (the "2018 Capability Period") during which the DR Provider has pledged Load Relief through the BQDM DRP.

"Capacity Non-Availability Offset" and "Capacity Non-Availability Payment" have the meanings specified in Section 25.

"Cleared Quantity" means the quantity of Load Relief, measured in kW, awarded to the DR Provider in an Auction for a DR Product.

"Con Edison" or the "Company" means Consolidated Edison Company of New York, Inc.

"Customer" means any electricity customer of the Company whose Con Edison account address is located within the BQDM Networks.

"Contracted Hours" means the four-hour period (4PM-8PM or 8PM-12AM, depending upon awards made in the Auction) seven days a week, during the Capability Period, excluding the Memorial Day, Independence Day and Labor Day holidays, during which the DR Provider contracts to provide Load Relief in the BQDM Networks whenever the Company designates a Planned Event.

"Deficient Quantity" means the portion of the Cleared Quantity, measured in kW, that a Demand Response Provider requests, on or prior to February 15, 2017 for the 2017 Capability Period and on or prior to February 25, 2018 for the 2018 Capability Period, to be relieved of its commitment for a DR Product and for which an Early Exit Fee shall be paid.

"Demand Response Product" or "DR Product" means a set of Contracted Hours for a Capability Period. There are four (4) Demand Response Products in the BQDM DRP: 4PM – 8PM for the 2017 Capability Period, 8PM – 12AM for the 2017 Capability Period, 4PM – 8PM for the 2018 Capability Period, and 8PM – 12AM for the 2018 Capability Period.

"Demand Response Provider" or "DR Provider" means an Aggregator or Direct Participant.

"Direct Participant" means a Customer that enrolls in the BQDM DR Program directly with the Company for a single Con Edison account and agrees to provide at least 50 kW of Load Relief.

"Early Exit Fee" means the fee, described in Section 21, to be paid by an Aggregator or Direct Participant to the Company to be relieved of its obligation to deliver the Deficient Quantity.

"Electric Generating Equipment" means: (a) electric generating equipment at the premises of a Customer served under Standby Service, Rider R, or SC 11 and used to provide Load Relief under the BQDM DR Program; or (b) emergency electric generating equipment that is interconnected and operated in compliance with General Rule 8.2 and used to provide Load Relief under the BQDM DR Program.

"Enrollment Deadline" has the meaning specified in Section 11.

"Enrolled Quantity" means the quantity, measured in kW, enrolled by each DR Provider with the Company by the Enrollment Deadline.

"Load Relief" means BQDM Networks' power (kW) and energy (kWh): (a) ordinarily supplied by the Company that is displaced by use of Electric Generating Equipment and/or reduced by the DR Provider at the Customer's premises; or (b) produced by use of Electric Generating Equipment by an SC 11 Customer and delivered by that Customer to the Company's distribution system during a Load Relief Period.

"Load Relief Period" means the hours for which the Company requests Load Relief in a Network during a Planned Event or an Unplanned Event. A voluntary Load Relief Period may be designated under the BQDM DR Program applicable to some or all of the areas targeted by the BQDM Program if the Company determines that such Load Relief would be beneficial to maintaining distribution system reliability.

"Operationally Available" means that the technologies and procedures utilized by enrolled Customers to provide, and facilitate measurement of, Load Relief during a BQDM DR Event are installed and able to deliver load relief when a BQDM DR Event is called. BQDM DR Events may be called on any day during the Capability Period.

"Participating Customers" means Con Edison Customers who satisfy the eligibility and metering requirements set forth in Sections 1 and 2 hereof and who participate in the BQDM DRP through an Aggregator or as a Direct Participant.

"Performance Payment Rate" has the meaning specified in Section 22.

"Planned Event" means the Company's request, given upon not less than 21 hours' advance notice, for Load Relief during the Contracted Hours. Planned Events will be called when the Company determines there is a need for Load Relief in the BQDM Networks.

"Portfolio Quantity" means, for each DR Provider, the Cleared Quantity less any Deficient Quantity plus any Attachment Quantity for each DR Product.

"Program Agreement" means the Brooklyn Queens Demand Management Demand Response Program Agreement by and between the Customer or Applicant identified therein and the Company and into which these BQDM DR Rules for the 2017 and 2018 Summer Capability Periods are incorporated.

"Renewable Generation" means behind-the-meter electric generating equipment that does not utilize fossil fuel as the primary source of energy for generation and has no direct emissions associated with it.

"Reservation Payment" means the Auction Clearing Price, multiplied by the Portfolio Quantity, multiplied by the Annual Performance Factor.

"Test Event" means the Company's request for DR Providers to provide Load Relief during the Contracted Hours to establish the availability of contracted Load Relief in the Capability Period.

"Unplanned Event" means the Company's request for voluntary Load Relief: (a) on less than 21 hours' advance notice during the Contracted Hours; or (b) for hours outside of the Contracted Hours.

Requirements & Eligibility

1. Demand Response Provider Requirements

DR Providers must be able to demonstrate or provide evidence that they can comply with each of the following requirements:

a. DR Providers must have systems and processes in place to be able to respond to Planned Events and Test Events pursuant to notification through Con Edison's prescribed notification system;
b. DR Providers must have systems and processes in place to ensure that Participating Customers respond to Planned Events and Test Events during required time periods;
c. DR Providers must have systems and processes in place to electronically submit enrollments to Con Edison using the enrollment system used by Con Edison;
d. DR Providers must ensure that in addition to providing contracted Load Relief during the Load Relief Period, the process used to effectuate such Load Relief will not result in an increased electric load between the hours of 11 am and midnight on BQDM DR Event days;

e. DR Providers enrolling customer(s) using electric generating equipment to provide load relief must certify that they are compliant with all applicable laws and regulations, and are not located in a designated environmental justice zone; and
f. DR Providers shall meet at least one of the minimum capitalization criteria set forth in the Letter of Credit or Credit Facility Requirements set forth below.

The Company shall have the authority to audit any Aggregator's compliance with these requirements.

2. Metering requirements

Participation under the BQDM DRP requires that the entire electric service for each Customer account be measured by interval metering with telecommunications capability used by the Company for monthly billing. If an Aggregator takes service under the BQDM DRP, all customers in the Aggregator's BQDM DRP portfolio must meet the metering and telecommunications requirements specified hereunder.

If, at the time of application for service under the BQDM DRP, the Company does not bill the Customer account monthly using interval metering, the Customer shall arrange for the furnishing and installation of interval metering with telecommunications capability to be used for billing and arrange for telecommunications service, at the Participating Customer's expense, net of any discount or rebate received by the Participating Customer. The Company will issue an invoice within three business days of its receipt of a completed request for a meter that communicates by landline. If metering that communicates wirelessly is requested and the wireless service meets the Company's security requirements, the Company will charge $200.00 to visit the premises to determine whether or not wireless communication is viable. Within 14 business days of receiving payment, the Company will visit the premises to determine wireless viability and, within three business days of the visit, issue an invoice that contains the cost of an upgrade to a meter that communicates wirelessly or, if wireless communications are not viable, a meter that requires use of a landline. The Company will not be responsible for failing to visit a Customer's premises within 14 business days if such failure is due to reasons beyond the Company's control, such as a significant weather event or denial of access to the meter. The process and rules pertaining to meter upgrades are described in the Meter Upgrade Manual posted on the Company's website located at:
http://www.coned.com/energyefficiency/forms/Meter_Upgrade_Manual.pdf.

The Company will install interval metering within 21 business days of the later of the Company's receipt of (x) an applicant's payment for an upgrade to interval metering and (y) either (i) evidence that a request has been made to the telephone carrier (e.g., receipt of a job number) to secure a dedicated phone line for a meter with landline telecommunications capability or (ii) the active Internet Protocol ("IP") address that the wireless carrier has assigned to the modem's ESN for a meter with wireless capability. If the Company fails to install interval metering within such period, it will make a "Lost Reservation Payment" to the Demand Response Provider, unless the cause of the Company's delay was outside the Company's control, such as the telephone company's failure to install a landline or a significant outage or storm. A Lost Reservation Payment will be calculated by determining the number of

months between the earliest month in which the Customer could have begun BQDM DR Program participation had interval metering been timely installed (assuming the Company's acceptance of a completed application and receipt of payment for the meter upgrade) and the first month following the completed installation, and multiplying that number by the pledged kW and associated per-kW Reservation Payment Rate. The Lost Reservation Payment shall not include any additional compensation to which Demand Response Providers providing consistent performance above the contracted Load Relief amount may be entitled.

The Company will visit the premises at the request of the Customer to investigate a disruption of normal communications between the phone lines or wireless communications and the meter, or operation of external pulses from the meter to the Customer's energy management equipment. The Company will charge for its visit based upon the cost to the Company as defined in General Rule 17.3 of the Con Edison Electric Tariff (P.S.C. No. 10 – Consolidated Edison Company of New York Schedule for Electricity Service).

3. Demand Response Provider Customer Contact Information

DR Providers must provide the Company with the name, title, phone number, and e-mail address of each Participating Customer in their portfolio.

Any DR Provider that does not provide the required contact information for any Customer will not receive payment for that Customer's enrollment until the contact information is provided. The performance of these Customers will not count towards the DR Provider's Portfolio Quantity and the Aggregator may incur damages, as applicable, for non-performance during the period that contact information has not been provided.

Performance and associated damages shall not be adjusted retroactively after contact information is provided.

4. Collusion and Other Prohibited Activities

Collusion with other bidders during, prior to, or after the live auction is strictly prohibited. Collusion and other prohibited activities includes, but is not limited to: discussing bid strategies with other DR Providers, engaging in any activity with the intent of impacting the Clearing Price of the Auction to a level inconsistent with competitive behavior, or taking any action to undermine the competitive nature of the Auction and otherwise benefit from Company compensation with no intent or expectation of providing the amount of Load Relief bid into the Auction. The Company shall have the discretion to determine when collusion or other prohibited activities have occurred and to take any appropriate action, including barring participation in future auctions or programs, and reporting the activity to the New York Department of Public Service (the "NYDPS") and the New York Public Service Commission (the "NYPSC" or the "Commission").

5. Proof of Customer Knowledge

An Aggregator must inform each Customer in its portfolio of its enrollment in the Company's BQDM DRP and maintain proof that each Customer has been informed of its enrollment in the Company's BQDM DRP. If the Aggregator is unable to furnish such proof upon request by the Company, payments to the Aggregator for such Customer will be withheld until the requisite proof is furnished. Such proof may be satisfied by including the required information in the contract entered into with a Customer and/or by any record of communication with the Customer (such as e-mail, fax or recorded conversations).

Aggregators must execute and maintain legally binding contracts with Customers they enroll in the Company's BQDM DRP. An Aggregator may be required to provide to the Company a copy of any Customer contract that is part of the Aggregator's current year's Capability Period portfolio. If proof of an Aggregator's customer contract is needed, the Company will so notify the Aggregator with a formal request through e-mail and confirmed by phone.

Once the request has been received, the Aggregator will have two (2) business days to provide the requested information.

6. Letter of Authorization

Aggregator requests to the Company for customer information and usage data must be accompanied by a valid Letter of Authorization ("LOA") executed by the Customer, containing the Customer's name, address of the facility for which the information is being requested, the Customer's Con Edison electric account number, and a statement that the information being requested is for the purpose of participating in the BQDM DR Program.

An LOA is not required for a facility that an Aggregator is already representing in a Con Edison demand response program.

7. Administrative Review

The Company reserves the right to review records and/or operations of any DR Provider or Customer of an Aggregator to verify enrollment information and performance associated with any designated Load Relief Period or Test Event called by the Company. Once the Company initiates an administrative review, all payments will be suspended pending the outcome of the review. The Company will complete its review within 30 days of receipt of all requested information, but no later than December 31 of the calendar year of the Capability Period under review. Any suspended payments will be reinstated if the Company's review of the information results in a finding that the enrollment and performance information are correct.

If the Company determines that a DR Provider or customer of an Aggregator failed to cooperate fully and promptly with the review and/or did not fully comply with the provisions of the Program Agreement or provided inaccurate information, any pending reservation and performance compensation related to

amount of contracted Load Relief will be withheld and the DR Provider or the Customer of the Aggregator will be deemed ineligible to participate in the Program until the issue is rectified. In addition, the DR Provider will be required to make prompt repayment to the Company of any overpayments that were made to such DR Provider, on behalf of its Customer, for the Capability Period that was reviewed as well as the current Capability Period, if different.

8. Aggregator Marketing Practices

Aggregators must accurately describe the products and services they offer to demand response customers. Aggregators may not engage in any form of misleading or deceptive marketing conduct as defined by State or Federal law, or by Commission rule, regulation or Order, and shall otherwise comply with all applicable law.

Customer complaints concerning marketing practices will be investigated by the Company and/or an Aggregator within seven (7) calendar days of receipt of the complaint.

Complaints concerning marketing practices that cannot be resolved by the Company and/or the Aggregator will be referred to the New York State Department of Public Service Office of Consumer Services.

Aggregators found to be marketing non-existent services to Company customers or that are using deceptive marketing practices as determined by the Company or the New York State Department of Public Service Office of Consumer Services may be suspended from enrolling new customers or enrolling in any Company distribution demand response programs. Customers currently being served by the suspended Aggregator will be informed by the Company of the availability of additional participating demand response Aggregators.

The Company reserves the right to review any marketing materials developed by Aggregators that utilize the name of the Company or its programs.

9. Security Requirements

To participate in the BQDM DRP, each Demand Response Provider must post (substantially contemporaneously with its execution of the Program Agreement but in any event no later than August 10, 2016 in respect of the 2017 Auction and August 11, 2016 in respect of the 2018 Auction) and thereafter maintain (as herein provided) an irrevocable standby letter of credit in substantially the form attached to the Program Agreement as Exhibit A or otherwise in form and substance acceptable to the Company (the "Letter of Credit"). The Letter of Credit secures the DR Provider's performance under the Program Agreement (including, without limitation, its obligation to pay Early Exit Fees and Capacity Non-Availability Payments as described herein). The stated amount of the Letter of Credit shall initially be the product of the DR Provider's Cleared Quantity, multiplied by the Auction Clearing Price, multiplied

by 10%; provided that if a DR Provider receives awards in both the 2017 and 2018 Auctions, the calculation from the Auction that yields the higher number shall apply.

The DR Provider shall cause the Letter of Credit to be amended to increase its stated amount (or provide additional or substitute letters of credit) upon any adjustments made to the DR Provider's Load Relief commitment after taking into account any applicable Attachment Quantity and Deficient Quantity. Specifically, on or prior to February 21, 2016 (in respect of 2017 Capability Period) and February 21, 2018 (in respect of the 2018 Capability Period), the amount of security to be provided shall be equal to the lesser of (i) the product of the Clearing Price, multiplied by the total Portfolio Quantity (in kW), multiplied by 30% and (ii) the product of the total Portfolio Quantity (in kW) multiplied by $150. Any failure to amend the Letter of Credit or provide additional or substitute letters of credit to increase the total stated amount thereof by the dates specified herein shall constitute a breach of the Program Agreement and entitle Con Edison to draw upon the Letter of Credit in full, terminate the Demand Response Provider's participation in the Program in part or in full (and bar the DR Provider from future participation in Con Edison programs and auctions), and/or declare all or any portion of the DR Provider's Portfolio Quantity to be Deficient Quantity (as to which, if such declaration is made, an Early Exit Fee shall be due and payable within five (5) business days of DR Provider's receipt of written notice thereof). If the amount of damages Con Edison suffers as a result of DR Provider's breach exceeds the stated amount of the Letter of Credit, then the DR Provider shall remain responsible to pay the difference to Con Edison.

The Letter of Credit must be issued by a U.S. commercial bank or U.S. branch of a foreign bank that, in either case, (i) has counters for presentment and payment located in the City of New York or accepts requests to draw via fax, and (ii) has a rating assigned to its senior unsecured long term debt obligations not supported by third party credit enhancement or a rating assigned to it as an issuer rating (a "Credit Rating") of at least (x) "A-" by Standard & Poor's Rating Services ("S&P") and "A3" by Moody's Investors Service, Inc. ("Moody's"), if rated by both S&P and Moody's or (y) "A-" by S&P or "A3" by Moody's, if rated by either S&P or Moody's, but not both ("Minimum Credit Rating").

The Letter of Credit shall permit drawings upon a statement from Con Edison certifying that the amount of the drawing is owed to Con Edison pursuant to the Program Agreement, shall require the issuing bank to honor requests to draw within two (2) Business Days, and shall have an expiration date no earlier than sixty (60) days after the date the DR Provider satisfies all of its obligations under the Program Agreement (the "Required LC Expiration Date"). Should the Letter of Credit have an expiration date prior to the Required LC Expiration Date, and the DR Provider shall fail to cause a substitute Letter of Credit to be furnished to Con Edison at least thirty (30) days prior to the expiration date of the initial Letter of Credit, such failure shall constitute a default under the Program Agreement and shall permit Con Edison to draw thereupon in full. Similarly, if the issuing bank should fail to maintain the Minimum Credit Rating at any time during which the Letter of Credit is required to be posted (*i.e.,* a "Downgrade Event") and the DR Provider fails to cause a substitute Letter of Credit to be furnished to Con Edison within two (2) Business Days (or, if the issuing bank still has a Creditworthy Rating (as defined below) despite suffering a Downgrade Event, within three (3) Business Days) after Con Edison has provided

written notice to the DR Provider demanding such substitute Letter of Credit, such failure shall constitute a default under the Program Agreement and shall permit Con Edison to draw thereupon in full.

For purposes hereof, "Creditworthy Rating" means a Credit Rating of at least (i) "BBB- (not on Credit Watch)" by S&P and "Baa3 (not on Credit Watch)" by Moody's, if such entity is rated by both S&P and Moody's or (ii) "BBB- (not on Credit Watch)" by S&P and "Baa3 (not on Credit Watch)" by Moody's, if such entity is rated by either S&P or Moody's, but not both. "Credit Watch" means a negative ratings outlook by S&P or Moody's, sometimes referred to as "Negative Watch", "Credit Watch", "Negative, for Potential Downgrade" or "Negative Outlook".

Con Edison may, upon a DR Provider's request, return or agree to cancel the Letter of Credit at the end of the calendar year after the end of the last Capability Period in which the DR Provider has any Cleared Quantity. If a Demand Response Provider has not paid any outstanding amount (including, without limitation, any Early Exit Fee or Capacity Non-Availability Offset or Payment) when the same shall be due, Con Edison shall have the right to draw down such amount from the Letter of Credit.

General Rules

10. Contracting for Service

A DR Provider must contract to provide at least 50 kW of Load Relief under the BQDM DRP for each DR Product.

Participants under the BQDM DRP are required to provide Load Relief during all Contracted Hours whenever the Company designates a Planned Event during the Capability Period; they may also voluntarily provide Load Relief if the Company calls an Unplanned Event. Participants under the BQDM DRP must also provide Load Relief during their Contracted Hours if and when the Company calls one or more Test Events.

If other requirements for service under the BQDM DRP are met, Electric Generating Equipment may be used to participate under the BQDM DRP subject to the provisions set forth in section 17. The participating Demand Response Provider is responsible for determining that the operation of the generating equipment for the BQDM DRP will comply with all applicable laws and regulations, including without limitation any applicable environmental laws and regulations.

11. Enrollment

Applications for enrollment for each Customer must be made electronically by Demand Response Providers.

The Company will accept completed applications on or before April 3, 2017 for the 2017 Capability Period and on or before April 2, 2018 for the 2018 Capability Period (the Enrollment Deadline").

If the Company does not bill the Participating Customer monthly using interval metering at the time of application, participation in the BQDM DRP will not commence unless both interval metering and meter communications are operational. If the Company receives a completed application by the enrollment deadline, participation can commence on May 1 if interval metering is installed by April 1 and meter communications are operational by April 30.

Each enrollment application must state the Customer's name, service address, valid Con Edison account number, Contracted Hours of participation, the kW of Load Relief that will be provided by Customer during the Contracted Hours via curtailment, and the kW of Load Relief that will be provided by the Customer during the Contracted hours via generation. If a generator is being used for Load Relief, then generator information must be included with the enrollment application as specified in Section 17. Any errors or omissions on the enrollment application must be corrected no later than seven (7) business days before the commencement of the Capability Period.

Only the Load Relief of enrolled customers will be considered for calculating the Performance Factor and associated Capacity Non-Availability Offsets and Payments. The DR Provider must enroll, at a minimum, the Portfolio Quantity.

12. Notification Time

The Company will call a Planned Event or Test Event with not less than 21 hours' advance notice.

If the Company provided notice of a Planned Event or Test Event 24 hours or more in advance, the Company will again provide advance notice on the day of the Planned Event or Test Event, usually two or more hours in advance.

The Company will provide notice as soon as practicable if an Unplanned Event is called.

13. Notification Mechanism

The Company will notify DR Providers by phone, e-mail, or machine-readable electronic signal, or a combination thereof, in advance of the commencement of a Load Relief Period or Test Event. The DR Provider shall designate in writing an authorized representative and an alternate representative, and include an electronic address if applicable, to receive the notice. If a Customer is served by an Aggregator in the BQDM DRP, only the Aggregator will be notified of the Load Relief Period or Test Event, and the Aggregator shall be responsible for so notifying all of its Participating Customers.

14. Termination Criteria

Con Edison reserves the right to terminate a Participating Customer or DR Provider's participation in BQDM DRP for failure to perform as contracted or any violation of BQDM DRP rules, including but not limited to, the following:

- Failure to communicate electric meter interval data through Con Edison's Meter Data Management System
- Engaging in collusion or other prohibited activities

- Engaging in false advertising
- Failure to comply with all applicable federal, state, and local emissions requirements for any electric generating equipment participating in BQDM DRP
- Failure to comply with all Fire Department of New York (FDNY) fire codes regarding electric generating equipment and energy storage devices
- Failure to meet any BQDM DRP eligibility and enrollment requirements, including the Financial Requirements
- Failure to demonstrate ability to deliver contracted Load Relief during future events that may occur in current or future Capability Periods

Termination may result in a bar on participation in future auctions or programs, and an application of Early Exit Fees or Capacity Non-Availability Offsets or Payments calculated on the basis of an attribution of zero performance for the remainder of the Capability Period and/or the attribution of an annual performance factor equal to zero.

15. Attachment of Resources

An Aggregator may increase its kW of pledged Load Relief in a Network during a Capability Period only if it enrolls Customers whose Aggregator voluntarily exits or is suspended by the Company from the BQDM DR Program. In such case, the Aggregator may increase its Portfolio Quantity kW of pledged Load Relief up to the amount of the transferred Customers' existing Portfolio Quantity kW of pledged Load Relief. Such an increase in the Portfolio Quantity is referred to herein as "Attached Quantity".

The Company, at its discretion, may allow for re-allocation of some or all of the DR quantity procured through the auction that was vacated as a result of early exit, termination, or suspension of a DR Provider. Any DR quantities reallocated will be released to DR Providers who received an award in auction and have not declared a deficiency, been suspended, or otherwise terminated. Any re-allocation of the Portfolio Quantity is "Attached Quantity" to the recipient.

16. Enrollment

If multiple Aggregators claim to have enrolled the same Customer for the same Capability period, the Company may review the Customer's contract with one or more Aggregators to settle the dispute as to who has the right to represent the Customer in the Company BQDM DRP.

If only one Aggregator is able to provide a contract allowing it to enroll the Customer in question into the demand response program that is in conflict, then that Aggregator will be permitted to represent that Customer.

If more than one Aggregator is able to provide a valid contract allowing it to enroll the Customer in question into the BQDM DRP, then the final authorization will be at the Customer's discretion.

If no Aggregator is able to provide a valid contract for the Customer, then the program enrollment that is in conflict will be rejected.

If payments were made for all or part of the current year's Capability Period to an Aggregator that was found to not have a valid contract with a Customer, then the payments for that year, or part of that year, may be adjusted to reflect only those enrollments as to which that Aggregator possesses a valid Customer contract. Performance related damages (i.e., Capacity Non-Availability Offsets and Payments) and all other applicable fees may still apply.

17. Generation

Except for Renewable Generation, Electric Generating Equipment is prohibited from operating under the BQDM DRP within one-half mile of a peaking generator located at Gowanus (Brooklyn), Narrows (Brooklyn), Hudson Avenue (Brooklyn), Astoria (Queens), 59th Street (Manhattan, West Side) and 74th Street (Manhattan, East Side), all as shown on the Company's website (http://www.coned.com/energyefficiency/pdf/maps.pdf).

In other geographic areas, participation by diesel-fired Electric Generating Equipment will be permitted under BQDM DRP only if the engine for the equipment is model year 2000 or newer. Participation by such diesel-fired Electric Generating Equipment will be limited to 20 percent of the total kW enrolled under BQDM DRP for each DR Provider for each Capability Period. Enrollment by such generators will be accepted on a first come, first served basis. Within these geographic areas, no limit or cap will be placed on the following: natural gas-fired rich burn Electric Generating Equipment that incorporates three-way catalyst emission controls; natural gas lean-burn Electric Generating Equipment with an engine of model year vintage 2000 or newer; or Electric Generating Equipment that has a NOx emissions level of no more than 2.96 lb/MWh.

If a Direct Participant or Aggregator requests to operate Electric Generating Equipment for Load Relief purposes under BQDM DRP, the application must state generator information, including nameplate rating, manufacturer, date of manufacture, fuel type or energy source, and the kW enrolled using this equipment.

If applying for service under BQDM DRP, the application must also identify whether the unit incorporates three-way catalyst emission controls (natural gas-fired rich burn), a natural gas lean-burn engine of model year vintage 2000 or newer, or a diesel-fired engine of model year vintage 2000 or newer, or whether it has a NOx emission level of no more than 2.96 lb/MWh. If the generating equipment has a NOx emission level of no more than 2.96 lb/MWh, but is not natural gas-fired rich burn generating equipment that incorporates three-way catalyst emission controls, a natural gas lean-burn engine of model year vintage 2000 or newer, or a diesel-fired engine of model year vintage 2000 or newer, written certification by a professional engineer must be attached to the application attesting to the accuracy of all generation-related information contained in the application, including the NOx emission level.

Copies of all New York State Department of Environmental Conservation ("DEC") permits or registrations must be included with the BQDM DRP application. By applying for service under BQDM DRP, Direct Participants and Aggregators (on behalf of their customers) agree to permit the Company to provide information regarding the Electric Generating Equipment to the DEC for its review, subject to the DEC's agreement to keep this information confidential.

Performance & Baseline

Demand Response Providers are required to provide Load Relief during all Contracted Hours whenever the Company designates a Planned Event or Test Event for the BQDM Networks during the Capability Period. They may also voluntarily provide Load Relief if the Company calls an Unplanned Event. Demand Response Providers are required to provide Load Relief in the BQDM Networks for no less than four consecutive hours during each Planned Event or Test Event designated by the Company during the Capability Period.

18. Performance Factor

Load Relief of a Demand Response Provider will be measured on a portfolio basis encompassing all enrolled customer accounts in the BQDM Networks for each DR Product.

Event Performance Factor: When a Planned Event is called, the ratio of: (i) the average hourly kW of Load Relief provided during the Contracted Hours up to the kW of Portfolio Quantity to (ii) the kW of the Portfolio Quantity. The Event Performance Factor is rounded to two decimal places and has an upper limit of 1.00 and a lower limit of 0.

Test Performance Factor: When a Test Event is called, the ratio of (i) the average hourly kW of Load Relief provided during the Contracted Hours up to the kW of the Portfolio Quantity to (ii) the kW of the Portfolio. The Test Performance Factor is rounded to two decimal places and has an upper limit of 1.00 and a lower limit of 0.

Annual Performance Factor: If there are no Planned Events for a DR Product, the Annual Performance Factor is the Test Performance Factor. When one or more Planned Events are called for a DR Product, the Annual Performance Factor is the average of the Event Performance Factors during the Capability Period for that DR Product. The Annual Performance Factor is used to calculate Reservation Payments, Bonus Payments and Capacity Non-Availability Offsets and Payments for that DR Product. The Annual Performance Factor is rounded to two decimal places and has an upper limit of 1.00 and a lower limit of 0.

19. Customer Base Line

The weather-adjusted CBL will be used as the BQDM DR Baseline Verification Methodology for each Customer account enrolled under BQDM DRP, unless the application specifies that the average-day CBL is to be used for verification of performance, or the Company approves an Aggregator proposed alternate baseline at its sole discretion. A single CBL Verification Methodology will be used for each Customer account to assess both energy (kWh) and demand (kW) Load Relief.

Compensation, Fees, Offsets, & Securities

Compensation to DR Providers will be determined as follows:

20. Portfolio Quantity

The Portfolio Quantity is the Load Relief, measured in kW, that the DR Provider is responsible to deliver during a Planned Event or Test Event. The Portfolio Quantity equals the Cleared Quantity less any Deficient Quantity plus any Attachment Quantity. Reservation Payments, Performance Payments, Bonus Payments and Capacity Non-Availability Offsets and Payments are calculated based on the Portfolio Quantity. A DR Provider must have a minimum Portfolio Quantity of 50 kW for each DR Product after all adjustments to be eligible for these payments. Each DR Provider will have a separate Portfolio Quantity for each DR Product. DR Providers who are due compensation from Con Edison (i.e., Reservation Payment, Bonus Payment, and Performance Payment net of any Capacity Non-Availability Offsets) will be provided a single payment in November after the conclusion of the Capability Period for each applicable year (2017 and 2018).

21. Deficient Quantity & Early Exit Fee

The DR Provider must declare any Deficient Quantity by February 15, 2017 for the 2017 Capability Period and by February 15, 2018 for the 2018 Capability Period. Any Deficient Quantity must be separately declared for each DR Product. If the DR Provider declares a Deficient Quantity, it must pay the Early Exit Fee, which is calculated as the product of the Deficient Quantity, multiplied by the Auction Clearing Price, multiplied by ten percent (10%). The Early Exit Fee must be paid to the Company by February, 21, 2017 for the 2017 Capability Period and February 21, 2018 for the 2018 Capability Period. If the Early Exit Fee is not paid in full by the due date, then such occurrence shall constitute an event of default under the Program Agreement and Con Edison shall have the right to terminate all or any portion of the DR Provider's Portfolio Quantity for any or all remaining DR Products. Any and all DR Products so terminated shall be deemed to constitute Deficient Quantity and the Early Exit Fee in respect thereof shall be due and payable within five (5) business days after demand for payment therefor is given by the Company. The Company shall have the right to draw upon the Letter of Credit to obtain payment of the Early Exit Fee.

22. Performance Payment

The Company will provide a Performance Payment for participation in Planned and Unplanned Events at the rate of $5/kWh (the "Performance Payment Rate"). A DR Provider's Performance Payment is based

on the DR Provider's portfolio for each DR Product. The Performance Payment for each BQDM DR Event will be the **lesser of**:

> Load Relief for an entire event (both voluntary and mandatory portions) multiplied by the Performance Payment Rate, **OR**
> Portfolio Quantity multiplied by the duration of the event (both voluntary and mandatory portions) multiplied by the Performance Payment Rate multiplied by 2, **OR**
> Enrolled Quantity multiplied by the length of the event (both voluntary and mandatory portions) multiplied by the Performance Payment Rate multiplied by 2.

Test Performance compensation is paid for Test Events at the same Performance Payment Rate; however, performance compensation is capped at the load relief level of the Portfolio Quantity. The Performance Payment for Test Events is the lesser of:

> Load Relief for the entire Test Event multiplied by the Performance Payment Rate, **OR**
> Portfolio Quantity multiplied by the duration of the test multiplied by the Performance Payment Rate

Performance Payments will not be made under the BQDM DRP if service is taken under Rider R of P.S.C. No. 10 Consolidated Edison Company of New York, Inc. Schedule for Electricity Service.

23. Reservation Payment

The Company will make a Reservation Payment to a DR Provider for each DR Product in which the DR Provider has a Portfolio Quantity. The Reservation Payment is equal to the applicable Auction Clearing Price per kW per Capability Period multiplied by the DR Provider's kW of Portfolio Quantity multiplied by the DR Provider's Annual Performance Factor.

24. Bonus Payments

If the Annual Performance Factor for a Demand Response Provider for a specific Demand Response Product is 1.00, the DR Provider shall be eligible for a 20% bonus in addition to the Reservation Payments to which it is entitled. The bonus payment is the product of the Auction Clearing Price for the Demand Response Product, multiplied by the Portfolio Quantity for the Demand Response Product, multiplied by 20%.

25. Capacity Non-Availability Offset or Payment

Each DR Provider is expected to maintain an Annual Performance Factor for its Portfolio Quantity of at least 85%. If the DR Provider's Annual Performance Factor equals or exceeds 0.85, then no offset shall be applied and no payment shall be due. If the DR Provider's Annual Performance Factor is less than 0.85, then a "Capacity Non-Availability Offset" -- calculated as: (0.85 – Annual Performance Factor) x the DR Product's Auction Clearing Price – shall apply. If the DR Provider is subject to a Capacity Non-Availability Offset, then such amount will be withheld from any funds that are due to the DR Provider. If the amount of the Capacity Non-Availability Offset exceeds funds due the DR Provider, then the DR Provider shall pay the excess (the "Capacity Non-Availability Payment") to the Company within five (5) business days of its receipt of notification thereof from the Company. Any failure to render payment of

the Capacity Non-Availability Payment when due shall constitute a default under the Program Agreement and the Company shall have the right to draw upon the Letter of Credit to obtain payment thereof.

26. Payments by and to Con Edison

The Company will pay the Reservation Payment, Bonus Payment, and Performance Payment due the DR Provider, net of any Capacity Non-Availability Offset and any unpaid Early Exit Fees, by November 20, 2017 for the 2017 Capability Period and November 20, 2018 for the 2018 Capability Period. Payments will be netted across all DR Products for a Capability Period for each DR Provider.

Any amounts owed to the Company by a DR Provider (such as any Capacity Non-Availability Payment and any Early Exit Fee) will be due within five (5) business days following issuance of an invoice or other demand for payment by the Company. If payment is not received by this date, the Company shall be entitled to draw upon the DR Provider's Letter of Credit. If the Company does not receive payment in full, the Demand Response Provider may be barred from current and future participation in other Company programs. If payment is not received for the 2017 Capability Period, the Company may vacate any award received by that DR Provider for the 2018 Capability Period. If the 2018 award is vacated, the DR Provider may be assessed the Early Exit Fee in full.

27. Contract Award & Acceptance

Auction winners must review and sign the Program Agreement acknowledging that they will adhere to the BQDM Program Terms and Conditions as well as these BQDM DR Auction Rules and any other commitments set forth in the Program Agreement package within five (5) business days of award notification. If the Program Agreement and all documents referred to therein and due at the time of the Program Agreement are not executed by this date, the award will be vacated and, without limiting the Company's other rights and remedies at law or in equity, the DR Provider may be barred from participation in future auctions or programs.

Voluntary Participation

28. Voluntary Participation Option

The Company will accept applications for participation in a voluntary participation option of the BQDM DR Program at any time, provided the metering and communications requirements described herein are satisfied. The Company will make performance payments to a DR Provider enrolled in the voluntary participation option for any Load Relief provided during a designated Load Relief Period. The performance payment for voluntary participation is equal to the performance payment rate of $5/kWh multiplied by the average hourly kWh of Load Relief provided by the DR Provider during the Load Relief Period multiplied by the number of hours that the Company requested Load Relief in the Network. The Demand Response Provider's performance is measured based on its entire portfolio enrolled in the voluntary participation option through the BQDM DR Program.

The Company will make performance payments due to Demand Response Providers participating in the voluntary participation option by November 20, 2017 for the 2017 Capability Period and November 20, 2018 for the 2018 Capability Period.

Brooklyn-Queens Demand Management Demand Response Auction

Pre-qualification Application

All BQDM Demand Response Auction participants need to be pre-qualified by Con Edison. Please note the deadlines below to ensure that your fully completed applications are submitted on time.

Pre-qualification Application Opening Date: June 29, 2016

Pre-qualification Clarification Questions Deadline: July 14, 2016

Pre-qualification Application Submission Deadline: July 20, 2016

All questions and completed pre-qualification applications should be submitted to BQDMAuction@coned.com. When submitting your application, please make sure to use "Pre-qualification Application" in the subject line, and please make sure that the signed and notarized "Affidavit of Confirmation" is included in your email.

conEdison

EVERYTHING
MATTERS

Issued: July 7, 2016

PREQUALIFICATION APPLICATION

I. Prospective Bidder Information:

Con Edison will treat all information provided by a prospective Bidder in a confidential manner. Prospective Bidder will bear the responsibility to notify Con Edison if any financial or Prequalification Application information changes. Prospective Bidder certifies that the information herein is complete and accurate to the best of Prospective Bidder's knowledge, information and belief, and that the individual signing below is an authorized Representative of the Prospective Bidder or, where applicable, Prospective Bidder's parent company.

Full Legal Name of Prospective Bidder (Company)		
Type of Organization (Corporation, Corporate Subsidiary, Partnership, Other)		
State of Incorporation/Formation		
D&B DUNS #		
Web Site URL		
Years in Business		
Credit and Settlements Contact, Full Name and Business Title	Name	
	Title	
	E-Mail Address	
	Full Mailing Address	
	Telephone #	
	Fax #	
Will another party be providing a parental guaranty?		No
	Party	
	Contact person	
	E-Mail Address	
	Phone	
Full Legal Name of Parent Company of Bidder		
Is the Prospective Bidder Company and/or its parent company operating under federal bankruptcy laws or bankruptcy laws in any other jurisdiction?	Prospective Bidder	No
	Parent	N/A

Is the Prospective Bidder Company or parent company subject to pending litigation or regulatory proceedings (in state court, in federal court, before regulatory agencies, or in any other manner or jurisdiction) which could materially impact the Prospective Bidder's or parent company's financial condition?	Prospective Bidder	No
	Parent	N/A
Are the Prospective Bidder Company and/or parent company subject to collection lawsuits or outstanding judgments that could impact solvency?	Prospective Bidder	No
	Parent	N/A
For all questions marked "YES" above, please explain further here.		

Prospective Bidders are required to provide a statement below disclosing existing, pending, or past adverse rulings, judgments, litigation, contingent liabilities, revocations of authority, administrative, regulatory (State, FERC, SEC, or DOJ, etc.) investigations and any other matters relating to financial or operational status for the past three years that have arisen from Prospective Bidder's sale of load relief products.

Check here if this is not applicable: ☐

If applicable, please enter statement:

II. Description of Plan:

Prospective Bidders shall submit a plan as part of this prequalification application. At a minimum, the plan shall include a description of the approach to be employed to deliver the quantity(ies) of load relief bid into the BQDM auction:	
Customer demographics - e.g. commercial, residential, new, existing, etc	
Portfolio of technologies - e.g. battery storage, demand reduction, etc	
DESCRIPTION OF PLAN: *DR Providers seeking to prequalify for the BQDM DR Program are required to provide a non-binding estimate (in this section), to the best of their knowledge, the maximum amount, in kW and in percent (%), within their total bid amounts they expect will utilize diesel generating equipment to provide load reductions.*	

III. AFFIDAVIT OF CONFIRMATION

[Prospective Bidder], ______________________________, hereby certifies, acknowledges and agrees that:

1. by participating in the BQDM DR auction, it will abide by all of the terms of the BQDM DR Program, including requirements to post security and to accept the BQDM Program Agreement in its entirety;
2. it will be authorized to represent the participating customer(s), and acknowledges responsibility to provide accurate customer data, and that participation in the BQDM DR Program by customers represented by it will comply with Con Edison's demand response agreements and guidelines;
3. the customer(s) represented by it will be aware of their responsibility to ensure that any use of generators by them complies with all applicable federal, state, and local law and regulations,
4. within one (1) business day and three (3) business days following notification of an award, it will provide to Con Edison confirmation via email and a signed Program Agreement, respectively. Failure to provide confirmation and an executed Program Agreement within these periods will, without limiting Con Edison's other rights and remedies at law or in equity, result in disqualification of the bid and may bar the prospective bidder from participation in future auctions or programs.

This affidavit must be signed by an authorized company officer or other authorized representative.

____

Authorized Signature **(Company Officer or other Authorized Representative)**

____

Name of Authorized Representative (Print)

____

Title of Authorized Representative

Sworn before me on this ___ day of ______ ,2016.

____

Notary Public

IV. BID QUANTITY FORM OVERVIEW AND INSTRUCTIONS

OVERVIEW

Con Edison will conduct four descending clock auctions in order to procure the required DR resources which will include DR "products" for two 4-hour blocks for 2017 and 2018 as follows:

1. 2017: 8 PM – 12 AM
2. 2017: 4 PM – 8 PM
3. 2018: 8 PM – 12 AM
4. 2018: 4 PM – 8 PM

A bid(s) represents the $/kW-capability-period reservation charge a supplier is willing to accept for 4-hours of load reduction (kW) in the specified time block. During the live auction, each bidder will enter a bid price ($/kW-capability-period) for prequalified quantities of load reduction. Bidders may bid as many times as they wish. Upon placing a bid, a bidder is shown the current low bid price and your bid rank (1 is lowest bidder).

At the conclusion of the auctions for 2017 and 2018, Con Edison will perform an analysis of the bids to establish a clearing price that meets the target capacity needs at the lowest price. Each auction is awarded separately from the other auctions. All suppliers who are awarded in each auction will be awarded the clearing price. The schedule for the auctions and award notifications is as follows:

2017 Auctions (July 27, 2016)

8 PM – 12 AM	10 AM ET
4 PM – 8 PM	1 PM ET
2017 Awards	End of Day

2018 Auctions (July 28, 2016)

8 PM – 12 AM	10 AM ET
4 PM – 8 PM	1 PM ET
2018 Awards	End of Day

FORM INSTRUCTIONS

Bidders prequalify for one or more auctions by signing up to bid one or more quantities of load reduction using this form. Bidders will not be permitted to change their load reduction quantities beginning 24 hours prior to the start of the auction. For each auction, a bidder may elect to bid more than one quantity of load reduction. Multiple bids must be structured in a way that, should all bids be selected the supplier is capable of delivering the total quantity offered. The only exception to the foregoing is mutually exclusive bids, as described immediately below.

MUTUALLY EXCLUSIVE BIDS: A bidder may choose to bid the same 4-hour load reduction quantity (e.g., 1 MW) in both of the 2017 auctions (4 PM to 8 PM and 8 PM to 12 AM) and/or both of the 2018 auctions. To do so, enter the same quantity in a single row in the table below and mark the row "Mutually Exclusive". In this case, should the bidder be awarded, Con Edison will use its best efforts to award the mutually exclusive bid which has the higher clearing price.

ALL or NOTHING BIDS: A bidder who can deliver load relief for 8 hours and wishes to clear auctions for both products (4 pm to 8 pm and 8 pm to 12 am) for a given year (2017 or 2018) may choose the "All or Nothing" option. To do so, enter the same quantity in a single row in the table below and mark the row "All or Nothing". In this case, should the bidder be awarded, Con Edison will award the bidder for both the 4 pm to 8 pm and 8 pm to 12 am products.

V. BID QUANTITY FORM

Company Name:	
Name:	
Title:	
E-Mail Address:	
Phone Number:	

Please enter the load reduction quantities you wish to bid into the tables below:

	ENTER LOAD REDUCTION QUANTITY (KW)			
	2017 Auctions		Mutually Exclusive? Y/N	All or Nothing? Y/N
	Auction 1 8 PM to 12 AM	Auction 2 4 PM to 8 PM		
BID 1			N	N
BID 2			N	N
BID 3			N	N
BID 4			N	N
BID 5			N	N

	ENTER LOAD REDUCTION QUANTITY (KW)			
	2018 Auctions		Mutually Exclusive? Y/N	All or Nothing? Y/N
	Auction 3 8 PM to 12 AM	Auction 4 4 PM to 8 PM		
BID 1			N	N
BID 2			N	N
BID 3			N	N
BID 4			N	N
BID 5			N	N

VI. BID QUANTITY FORM EXAMPLES

Example 1. Demand Response Provider enters one bid for auction 1 and a separate bid for auction 2. Demand Response Provider will bid each quantity separately and must be able to deliver all quantities:

	ENTER LOAD REDUCTION QUANTITY (KW)			
	2017 Auctions		Mutually Exclusive? Y/N	All or Nothing? Y/N
	Auction 1 8 PM to 12 AM	Auction 2 4 PM to 8 PM		
BID 1	**1,000**	**1,200**	N	N
BID 2				

Example 2. Demand Response Provider enters three bids for auction 1 and one bid for auction 2. None are mutually exclusive, *i.e.,* they represent separate DR resources. Demand Response Provider's bid 3, however, is an 8 hour resource that it wants to clear both auctions or not at all. If awarded, Demand Response Provider must be able to deliver all quantities. If bid 3 is awarded, the corresponding DR resource must be available for both Auction 1 and Auction 2 periods.

	ENTER LOAD REDUCTION QUANTITY (KW)			
	2017 Auctions		Mutually Exclusive? Y/N	All or Nothing? Y/N
	Auction 1 8 PM to 12 AM	Auction 2 4 PM to 8 PM		
BID 1	**250**		N	N
BID 2	**250**		N	N
BID 3	**250**	250	N	Y

Example 3. Demand Response Provider enters two bids for the same 4-hour load reduction quantity in both auctions, on a mutually exclusive basis. If awarded, Demand Response Provider will receive the award that is most favorable (highest price) in one of the two auctions:

	ENTER LOAD REDUCTION QUANTITY (KW)			
	2017 Auctions		Mutually	All or
	Auction 1	Auction 2	Exclusive?	Nothing?
	8 PM to 12 AM	4 PM to 8 PM	Y/N	Y/N
BID 1	**250**	**250**	**Y**	**N**

Example 4. Demand Response Provider enters two bids for the same 4-hour load reduction quantity in both auctions, on a mutually exclusive basis. If awarded, Demand Response Provider will receive the award that is most favorable (highest price) in one of the two auctions:

	ENTER LOAD REDUCTION QUANTITY (KW)			
	2017 Auctions		Mutually	All or
	Auction 1	Auction 2	Exclusive?	Nothing?
	8 PM to 12 AM	4 PM to 8 PM	Y/N	Y/N
BID 1	**250**	**275**	**Y**	**N**

Example 5. Demand Response Provider enters two bids for the same 4-hour load reduction quantity in both auctions, on a mutually exclusive basis and a bid into each auction. If awarded, Demand Response Provider will receive the award that is most favorable (highest price) in one of the two auctions in Bid 1 and separately awarded the 300 kW in Auction 1 and 300 kW in Auction 2.

	ENTER LOAD REDUCTION QUANTITY (KW)			
	2017 Auctions		Mutually	All or
	Auction 1	Auction 2	Exclusive?	Nothing?
	8 PM to 12 AM	4 PM to 8 PM	Y/N	Y/N
BID 1	**250**	**250**	**Y**	**N**
BID 2	**300**	**300**	**N**	**N**

VII. SECURITY REQUIREMENTS

To participate in the BQDM DR Program, the Demand Response Provider is required to post security in the form of an irrevocable standby letter of credit. After specified program milestones, the amount of the letter of credit may be altered. These amounts and dates by which such security shall be posted are listed in the table below.

In the table, the following terms have the following meanings:

"*Award Quantity*" means the cleared amount rounded up to the next highest integer.

"*Reservation Incentive*" means the amount determined by multiplying the cleared quantity by the clearing price in the auction for each product for the applicable year. Upon enrollment, "*Reservation Incentive*" means the amount determined by multiplying the Total Portfolio Quantity by the clearing price in the auction for each product in the applicable year.

"*Total Portfolio Quantity*" means the total eligible amount (kW) participating in the program (accounting for any deficiency or attachment if applicable, as described in the auction rules), rounded up to the next highest integer.

Date Required	Program Milestones	Required Amount of Security*
8/10/2016	2017 Auction	10% x Total 2017 Reservation Incentive
8/11/2016	2018 Auction	10% x Total 2018 Reservation Incentive
2/21/2017	2017 Enrollment	**Lower of:** (1) $150,000 x Total 2017 Portfolio Quantity (MW) Or (2) 30% x Total 2017 Reservation Incentive ($)
2/21/2018	2018 Enrollment	**Lower of:** (1) $150,000 x Total 2018 Portfolio Quantity (MW) Or (2) 30% x Total 2018 Reservation Incentive ($)

*If the Demand Response Provider receives awards for both years, the amount of security required upon award and enrollment will be the higher of the 2017 and 2018 calculations as described above.